Exhibit 99.2

TWENTIETH

AMENDMENT TO EMPLOYMENT AGREEMENT

CHERYL D. HODGES (“Employee”), and OMNICARE MANAGEMENT COMPANY, a Delaware corporation (the “Company”), hereby agree as follows:

1. Recitals

(a) The Company is an indirect subsidiary of Omnicare, Inc. as a result of a corporate restructuring of Omnicare, Inc. and its affiliates;

(b) In connection with such restructuring certain assets and liabilities of Omnicare, Inc. have been transferred to the Company, effective December 31, 1988, including the employment agreement between the Employee and Omnicare, Inc., dated August 4, 1988 (the “Employment Agreement”);

(c) The Company, as assignee, and Employee amended the Employment Agreement by mutual written agreement on December 31, 1988, May 23, 1989, May 22, 1990, May 21, 1991, May 19, 1992, May 17, 1993, May 16, 1994, May 15, 1995, May 20, 1996, May 19, 1997, May 18, 1998, March 3, 1999, February 25, 2000, March 1, 2000, March 1, 2001, February 6, 2002, March 6, 2003, March 11, 2004 and March 24, 2005 (the “Prior Amendments”); and

(d) The Company and the Employee wish to amend the Employment Agreement as set forth below.

2. Amendments

(a) Section 1.2 of the Employment Agreement is amended by deleting the year “2010” from the third line of Section 1.2 and substituting the year “2011” therefor.

(b) The aggregate value of the shares of the Company’s common stock subject to restricted stock awards previously granted to the Employee that became vested during 2005 was $1,197,949, based upon the “fair market value” of such shares determined under the terms of the applicable stock incentive plan of Omnicare, Inc.

(c) Section 2.1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“While employed hereunder, the Company shall pay Employee a minimum base salary equal to the Employee’s base salary as in effect on March 1, 2006, or such higher amount or amounts as the Board of Directors may from time to time approve. Once the base salary is increased, it may not be thereafter decreased during the term of the Employee’s employment hereunder. The base salary shall be due and payable at the same time and intervals at which salary payments are made to other senior executives.”

3. General

Except as previously changed by the Prior Amendments and as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of April 6, 2006.

EMPLOYEE	OMNICARE MANAGEMENT COMPANY

Cheryl D. Hodges	By:
Title: